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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

                                                     Contact: Investor Relations

                                                                  (765) 771-5310

                           WABASH NATIONAL CORPORATION
                    ANNOUNCES BOARD OF DIRECTORS APPOINTMENT



         LAFAYETTE, INDIANA, January 19, 2005 . . . . . . Wabash National
Corporation (NYSE: WNC) announces the appointment Larry J. Magee to the Company's Board of Directors.

         Mr. Magee, 50, is Chairman, CEO and President of BFS Retail & Commercial Operations, LLC which operates more than 2,300 company owned retail and commercial tire and vehicle service locations across the United States and Canada, as well as the company's own credit card operations. Mr. Magee has held positions of increasing responsibility within the Bridgestone/Firestone family of companies during his 29-year tenure. Mr. Magee holds a bachelor's degree in business and industrial organization from the University of Houston.

         Commenting on the appointment, John T. Hackett, Chairman of the Board of Directors of the Company, said, "We are pleased to welcome Larry to the Board of Directors of Wabash National Corporation. Larry is highly regarded as an authority in the retail industry. He is an exceptional addition to the Board and excellent choice to represent the Company's stakeholders. We look forward to his contributions."

         The appointment of Mr. Magee brings Wabash National Corporation's Board to eight members. Seven of the directors qualify as independent directors under the listing standards of the New York Stock Exchange, Inc. and the Company's Corporate Governance Guidelines. With the exception of the Executive Committee, all of the Board of Director committees continue to be comprised of only independent directors.

         Wabash National Corporation designs, manufactures, and markets standard and customized truck trailers under the Wabash(R) brand name. The Company is one of the world's largest manufacturers of truck trailers and a leading manufacturer of composite trailers. The Company's wholly owned subsidiary, Wabash National Trailer Centers, is one of the leading retail distributors of new and used trailers and aftermarket parts throughout the U.S. and Canada.